INDUSTRY LEADERS FUND®

AMENDED AND RESTATED CODE OF ETHICS

INTRODUCTION

This Amended and Restated Code of Ethics ("Code of Ethics") has been implemented by the Industry Leaders Fund® (the "Fund") pursuant to Section 17(j) of the
Investment Company Act of 1940 (the "1940 Act") and Rule 17j-1 promulgated thereunder, requiring the Fund to adopt and enforce a Code of Ethics reasonably designed to prevent Fund Trustees, personnel and related persons from insider trading and/or defrauding the Fund with respect to purchases or sales of securities.

The U.S. Securities and Exchange Commission (the "Commission") monitors compliance with ethics rules quite closely and has regularly sanctioned insiders who fail to observe this aspect of the mutual fund regulatory regime. Typical penalties include substantial fines, prohibitions from receiving Fund compensation for extended periods, disgorgement of profits and unwinding of trades. It is therefor imperative that Fund personnel read and understand this Code of Ethics, and recognize that they are subject by law to the conditions specified herein.

Fund personnel shall at all times be subject to the highest fiduciary standards so as to avoid even an appearance of a conflict of interest or the potential for any abuse of an individual's position of trust and responsibility.

This Code of Ethics for the Fund is premised on the facts and circumstances contemplated to be in effect with respect to the investment strategy described in the
Fund's prospectus. If the Fund's investment strategy changes at any time, the Board shall promptly review this Code of Ethics and implement amendments so as to comport with the policies underlying Section 17 of the 1940 Act and Rule 17j-1 thereunder.

All Fund Personnel are encouraged to contact Fund counsel with any questions or comments regarding this Code of Ethics.

REGULATORY STANDARDS

This Code of Ethics for the Fund is promulgated in compliance with the requirements of 1940 Act Rule 17j-1, a copy of which is attached hereto as Exhibit B.

Conflicts of interest between mutual fund personnel and the assets they manage can arise when such personnel buy or sell securities for their own accounts. These conflicts arise because personnel may have the opportunity to profit from information about the mutual fund's transactions, often to the detriment of the mutual fund's investors.
The 1940 Act and Rules thereunder address the potential for conflicts of interest by the following:

(a) Prohibiting fraudulent, deceptive or manipulative acts by Fund affiliates and certain other persons in connection with their personal transactions in securities held or to be acquired by the Fund;

(b) Requiring the Fund and its investment adviser and principal underwriters to adopt codes of ethics containing provisions reasonably necessary to prevent their "Access Persons" from engaging in conduct prohibited by the
Rule;

(c) Requiring "Access Persons" to report their personal securities transactions to a designated Fund compliance officer who has been duly appointed by the Board (the "Compliance Officer"); and

(d) Imposing detailed record-keeping requirements.

In addition to the Rules of the 1940 Act, all Fund Personnel are subject to the broad scope of Securities Exchange Act of 1934, as amended ( the "1934 Act")
prohibiting trading on the basis of inside information. Notwithstanding any permissible trading exceptions provided in this Code of Ethics, Fund Personnel may not trade in any security on the basis of material non-public information relevant to the Fund or any other public company. Fund Personnel must not act on or communicate such information to anyone else until the information has been widely disseminated to the public and not less than 48 hours days after such information has been distributed in a press release, newspaper or broadcast public media.

As a practical matter, it is sometimes difficult to determine whether confidential information you possess constitutes "material" inside information. Insider trading is a complex area of the law. There are many circumstances in which an individual may legitimately be confused about the application of this rule. The key to determining whether any non-public information you possess is "material" is whether dissemination of the information would (i) have an affect on the market price of a company's stock or (ii)
be considered important by a reasonable investor who is considering trading in that company's stock. Certainly, if the information makes you want to buy or sell, it would probably have the same effect on others. In these situations a simple question to Fund counsel may forestall disciplinary action and/or civil or criminal proceedings.

FIDUCIARY STANDARDS

In connection with their personal investment activities, the Fund's trustees, officers, employees, advisors and consultants, (collectively, "Fund Personnel") must abide by the following general fiduciary standards:

(1) The duty at all times to place the interests of shareholders first;

(2) The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an individual's position of trust and responsibility; and

(3) The fundamental standard that Fund Personnel should avoid even the appearance of impropriety and not take inappropriate advantage of their positions.

CODE RESTRICTIONS ON INVESTING ACTIVITIES

General Definitions

"Access Person" includes the following persons:

(i) Any director, officer, general partner or Advisory Person of the
Fund or of the Fund's investment adviser;

(ii) The Fund's principal underwriter and any director, officer, or general partner of the principal underwriter who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of securities for the Fund or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities.

(iii) Any "Advisory Person" to the Fund.

"Advisory Person" means:

(i) Any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the
Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a "control" relationship with the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Premises for a "Remote Access Person"

The following premises have prompted the Board to provide for a particular set of exceptions applicable to a subset of Access Persons:

(i) The investment strategy of the investment adviser as adopted by the Fund is based solely on the Industry Leaders Strategy ModelTM (the "Strategy Model");

(ii) The Strategy Model contemplates static and closely defined parameters for investment of Fund assets;

(iii) The Strategy Model limits consideration of Fund investments to a narrowly defined universe of common stock;

(iv) The Strategy Model permits acquisition of securities from such universe only where the respective companies are industry leaders as a function of their book value;

(v) In most cases, the securities in such universe are "large value" with a market capitalization of over $1 billion;

(vi) In most cases, the securities in such universe are high volume, widely traded stocks;

(vii) The volume anticipated to be traded by the Fund is expected to be negligible and therefore likely to have no appreciable affect on the trading price of any security held or considered to be held by the Fund;

(viii) All Strategy Model trading information is widely publicly available at the time the investment advisor considers and/or executes trades of stocks within the Strategy
Model universe; and

(ix) By virtue of operation of the Strategy Model, the Fund's Investment
Advisor, Claremont Investment Partners LLC, has no discretionary power over trades on behalf of the Fund.

On the basis of the foregoing, the Board has determined that trading in certain securities by "Remote Access Persons" (as defined below), where otherwise limited and/or prohibited with respect to Access Persons, shall be permitted within the limitations specified herein. The Board, upon due consideration, has further determined that such trading by Remote Access Persons will not result in contravention of the 1940 Act Rule
17j-1 and its underlying policies prohibiting fraudulent, deceptive or manipulative acts, nor are such exceptions expected to facilitate violations of the rules and regulations against insider trading or taint the fiduciary capacity of any such Remote Access Person's duties to the Fund and its shareholders.

In the event any Fund portfolio transaction exceeds 0.5% of the market capitalization of any one issuer within the universe of the Strategy Model, the Board shall promptly re-assess the exceptions provided for herein and institute revised rules under this Code of Ethics as may be necessary to assure compliance with the 1940 Act and the maintenance of high fiduciary standards for Fund Personnel.

Definition of a "Remote Access Person"

An Access Person may be classified as a "Remote Access Person" provided that such Access Person meets all of the following criteria:

(a) who, in connection with his or her duties, does not have active access to the Strategy Model concerning allocation of the Fund's assets or other information regarding specific acquisition or disposition of securities in accordance with the Strategy Model;

(b) does not participate in Fund determinations of which
recommendations shall be made;

(c) whose principal function or duties do not relate to the
determination of which recommendation shall be made; and

(d) does not recommend Fund purchases or sales of securities.

Unless otherwise explicitly specified in this Code of Ethics, a Remote Access
Person shall be subject to any and all of the same rules and restrictions herein imposed on
Access Persons.

Identity of Access Persons and Remote Access Persons

The Fund Compliance Officer shall at all time maintain a list of Access Persons, which shall be updated promptly upon any changes in Fund Personnel who are within the scope of the definition of "Access Person" as set forth above. The Fund Compliance
Officer shall also maintain a list of Fund Personnel who are classified as Remote Access
Persons. The list of Remote Access Persons shall be promptly updated upon any changes in the duties of Fund Personnel and/or upon any changes in the availability of Fund portfolio information or trading information to Fund Personnel.

Personal Trading Limitations:

Access Person Prohibitions

Access Persons may not execute a securities transaction on a day during which the
Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. Any unauthorized trades within the proscribed periods must be unwound and any profits realized on such trades must be disgorged to the Fund. For purposes of facilitating compliance with the foregoing limitations, the Fund Compliance Officer shall at all times maintain an updated list of all securities that the Fund is trading or is considering for purchase or sale. Prior to executing a securities transaction in any security that the Fund may own, the Access Person must first obtain pre-clearance from the Fund Compliance Officer that the Fund has no pending "buy" or "sell" order in the security which is the subject to of such consideration.

Remote Access Persons Exception

Remote Access Persons may make purchases or sales of securities of "large value"
issuers having a market capitalization of $1 billion or more without obtaining pre-
clearance from the Fund Compliance Officer.

In the event any Remote Access Person obtains access to, or actual knowledge of, recommendations for specific transactions contemplated or executed by the Fund, such
Remote Access Person shall become subject to the same trading restrictions, including pre-clearance requirements, as an Access Person, for a period of sixty (60) days after the last such date on which the Remote Access Person obtained access to, or actual knowledge of, recommendations for specific Fund transactions. The Fund Compliance
Officer shall at all times maintain a record of all such persons and all relevant thereof.
dates.

General Trading Exceptions

All Fund Personnel, including Access Persons, may trade in the following securities without pre-clearance:

(i) Any securities that the Fund is prohibited from acquiring as set forth under the fundamental and non-fundamental investment restrictions of the Fund described in the Fund's Statement of Additional Information and which securities are not on the Fund's Restricted List;

(ii) Money market instruments;

(iii) Government securities; and

(iv) Securities issued by open-end investment companies.

Ban on Short-Term Trading Profits

All Fund Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or derivative thereof) securities, held by the Fund within
60 calendar days. Remote Access Persons are excepted from this provision to the extent provided for under the Remote Access Persons Exception above. Any profits realized on such short-term trades must be disgorged to the Fund.

Gifts

All Fund Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

Service as a Director of a Publicly Traded Company

Access Persons are prohibited from serving on the boards of directors of publicly traded companies, except with prior authorization from the independent Trustees, based upon a determination that the proposed board service would not be inconsistent with the interests of the Fund and its shareholders. Access Persons serving as directors of companies whose securities are traded by the Fund will be isolated from those making investment decisions with respect to the securities of such companies through "Chinese
Wall" or other procedures.

Initial Public Offerings and Private Placements

Access Persons are prohibited from acquiring securities in initial public offerings or private placements unless pre-clearance is obtained from a Fund Compliance Officer.

COMPLIANCE PROCEDURES

Holdings, Pre-Clearance and Quarterly Reports

(1) Except as otherwise provided for herein, each Access Person must report to the Fund Compliance Officer personal securities investments with respect to transactions in any security the Fund holds or could hold, in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, in accordance with the time periods set forth below. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. Pre-clearance may be obtained verbally provided that the Fund Compliance Officer simultaneously makes an entry in the Fund compliance log detailing the authorized trade.

(2) Every report required to be made pursuant to the foregoing paragraph shall be made not later than 10 days after the end of the calendar quarter in which the holdings and/or transaction to which the report relates were effective and must contain the following information:

(i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) The price at which the transaction was effected; and

(iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

(3) Notwithstanding the provision of the first paragraph of this section, no person shall be required to make a report:

(i) With respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

(ii) If such person is (a) not an "interested person" of the Fund within the meaning of section 2(a)(19) of the 1940 Act, and (b) would be required to make such a report solely by reason of being a trustee, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known, that during the 15-day period immediately preceding or after the date of the transaction in a security by the trustee such security is or was purchased or sold by the
Fund or such purchase or sale by the Fund is or was considered by the Fund or its investment adviser;

(iii) Where the principal underwriter, as to which such person is an
Access Person, (A) is not an affiliated person of the Fund or any investment adviser of the
Fund, and (B) has no officers, directors, or general partners who serve as officers, directors or general partners of the Fund or any such investment adviser; or

(iv) Where a report made to an investment adviser would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the
Investment Advisers Act of 1940.

(4) The Compliance Officer shall identify all persons who are under a duty to make reports under this Code of Ethics and shall inform such persons of such duty.

(5) For the foregoing purposes, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the 1934 Act and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the Access Person has or acquires. The relevant portions of the definition of the 1934 Act definitions of "beneficial ownership" are attached hereto as
Exhibits C and D.

(6) Notwithstanding the foregoing, Remote Access Persons shall not be obliged to file quarterly and annual transaction reports for transactions in securities that were executed pursuant to the Remote Access Person Exception above.

Preservation of Records

The Fund shall, at its principal place of business, maintain records in the manner set forth below, and make such records available to the Commission or any representative thereof at any time and from time to time for reasonable periodic, special or other examination:

(1) A copy of this and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2) A record of any violation of such code of ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an access person pursuant to this rule shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this section shall be maintained in an easily accessible place.

Disclosure of Personal Holdings

Fund Access Persons must disclose all personal securities holdings upon commencement of employment and on an annual basis, provided, however, that Remote
Access Persons shall not be obliged to file quarterly and annual transaction reports for transactions in securities that were executed pursuant to the Remote Access Person
Exception above and/or disclose personal holdings with respect to any securities that may not be purchased under the Strategy Model nor under the Fund's fundamental and non-
fundamental investment restrictions.

Privacy and Confidentiality of Records

The Fund shall maintain the privacy and confidentiality of any and all records submitted in compliance with this Code of Ethics and shall not disclose any such records, or portion thereof, to any unauthorized person(s) except as required by law.

Certification of Compliance With Code of Ethics

The Fund will conduct periodic information/education sessions to explain this
Code of Ethics to Fund Personnel. Fund Access Persons are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject thereto. Further, Access Persons must certify annually that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

Review by the Board of Trustees

Fund management must prepare an annual report to the Board that details all procedures concerning personal investing by Fund Personnel and any changes in such procedures made during the past year; identifies any actual or alleged violations requiring remedial action during the past year; and any recommended changes in existing restrictions or procedures based upon the Fund's experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

Additional Disclosure

The Fund will include in its prospectuses or in its Statements of Additional
Information, disclosures concerning whether or not Access Persons are permitted to engage in personal securities transactions, and, if so, general restrictions and procedures thereof.

Compliance Officer Pre-Clearance and Disclosure

With respect to any and all disclosure required to be made by the Fund
Compliance Officer in an individual capacity, the Fund Compliance Officer shall provide disclosure to the Chairman of the Board of Trustees (the "Chairman") in the same manner any other party subject to this Code would otherwise be prescribed to report to and/or obtain pre-clearance from the Fund Compliance Officer, and the Chairman shall record any and all disclosures, reports and/or pre-clearances with the books and records of the
Code as provided above.

CODE VIOLATIONS AND SANCTIONS

Alleged violations of the Code of Ethics shall be reviewed by the Board, or a duly designated committee. Disgorgement of profits and unwinding of trades are required in all cases involving unauthorized trading in contravention of the Code of Ethics.
Additional specified sanctions apply to any offender who is found by the Board to have violated the Code of Ethics, including, without limitation, warnings for initial violations, disgorgement of profits to charity, and/or termination for multiple violations. All Code of
Ethics sanctions shall be documented and filed in accordance with the requirements for maintenance of reports, as set forth above.

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